EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Southern Bay Energy, LLC, a Texas limited liability company (formerly Southern Bay Energy Acquisition, LLC)

G3 Energy, LLC, a Colorado limited liability company (formerly Chandler Acquisition, LLC)

G3 Operating, LLC, a Colorado limited liability company

Western Star Drilling Company, a North Dakota corporation